Exhibit 10.48

             RETIREMENT AND CONSULTING AGREEMENT AND MUTUAL RELEASES

     This Retirement and Consulting Agreement and Mutual Releases (the "Agreement"), entered into as of the 28th day of May, 1999, by and between Compositech Ltd., a Delaware corporation (the "Company"), and Fred E. Klimpl ("Mr. Klimpl");

                              W I T N E S S E T H:

     THAT WHEREAS, Mr. Klimpl has been employed by the Company since its inception;

     WHEREAS, the Company and Mr. Klimpl had an employment agreement which expired December 31, 1998 (the "Employment Contract");

     WHEREAS, Mr. Klimpl has announced that he will retire from the Company effective May 28, 1999 (the "Retirement Date");

     WHEREAS, the parties have had negotiations concerning, and have now agreed upon, the terms of Mr. Klimpl's retirement from the Company;

     NOW, THEREFORE, Mr. Klimpl and the Company, in consideration of the mutual covenants and undertakings set forth herein, agree as follows:

     1. Commencing as of the Retirement Date, the Company agrees to pay Mr. Klimpl all monies owed Mr. Klimpl and his Individual Retirement Account by the Company in the amount of $150,000 (the "Loans") all deferred compensation owed to Mr. Klimpl in the amount of $239,807 (the "Deferred Compensation") and a severance payment of $100,000 (the "Severance Payment" and together with the Loans and the Deferred Compensation, the "Total Payment Amount"). In addition, from the Effective Date (as defined below) until the Total Payment Amount has been paid in full, Mr. Klimpl shall receive proportionally any benefits regarding payment of deferred compensation granted to the executive officers as a class to which the Company owes deferred compensation as of the date of this Agreement, which shall include, but not be limited to, any accelerated payments made by the Company (the "Deferred Compensation Benefits"). Until the Loans plus all interest accrued thereon have been satisfied in

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full, Mr. Klimpl or his Individual Retirement Accounts, as the case may be, shall retain their respective interests in the collateral related thereto and shall receive periodic interest payments in accordance with the terms thereof. Payments with respect to Total Payment Amount shall be made each month in accordance with the Company's usual payroll practices at a rate of $50,000 per year. Monthly payments will initially pay back the Loans followed in order by the Severance Payment and the Deferred Compensation and shall continue until the Total Payment Amount and any Deferred Compensation Benefits are paid in full to Mr. Klimpl. All monthly payments made pursuant to this paragraph 1 other than payments made to pay back the Loans shall be subject to applicable withholding and payroll taxes. The first payment shall be made at the end of the month in which this Agreement has become final, pursuant to paragraph 14 (the "Effective Date").

     2. Commencing as of June 1, 1999, the Company agrees to engage Mr. Klimpl as an independent consultant to the Company for a period of one year, which term shall be automatically renewed for additional one year terms unless written notice of termination of the consulting relationship is given by either party at least sixty (60) days prior to the end of the then current term, to provide the Company with services (the "Consulting Services") primarily to assist in the completion of the Taiwan joint venture agreements. As payment for the Consulting Services, Mr. Klimpl will receive $500 for each day he performs at least 8 hours of Consulting Services prorated for partial days (subject to a minimum of $1,000 a month regardless of days worked). Mr. Klimpl will also be reimbursed for any expenses he incurs in performing Consulting Services under this Agreement.

     3. The option to purchase 36,500 shares of common stock, par value $.01 of the Company (the "Common Stock"), granted to Mr. Klimpl in an Award Agreement - NQSO dated December 31, 1995 and the option to purchase 22,827 shares of Common Stock granted to Mr. Klimpl in an Award Agreement-NQSO dated March 10, 1999 shall remain outstanding and shall vest in accordance with their terms.

     4. The Company shall indemnify Mr. Klimpl for threatened or pending legal proceedings that arise out of his service as an officer or director of the Company as provided in

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Article Eighth, Section B of the Restated Certificate of Incorporation of the
Company, as may be amended from time to time.

     5. Mr. Klimpl agrees to keep strictly confidential and not to disclose to anyone, directly or indirectly, all information relating to the Company which is not currently available to the public (collectively, the "Confidential Information"), except that Mr. Klimpl may during interviews with prospective employers or legal or arbitration proceedings, describe his employment at the Company (subject to the non-disparagement provisions set forth in paragraph 6). Confidential Information shall not include information which is (i) obtained by Mr. Klimpl outside the scope of his employment with the Company or duties as a director of the Company; (ii) obtained from a third party, not in violation of any confidentiality obligation of such third party; or (iii) required to be disclosed by law or court order; provided, that notice is promptly delivered to the Company in order to provide it an opportunity to seek a protective order or similar order with respect to such information and Mr. Klimpl thereafter discloses the minimum information required to be disclosed in order to comply with the request. Mr. Klimpl acknowledges that these confidentiality obligations include the obligation not to communicate any Confidential Information to any person or entity in any manner. If asked any question regarding any Confidential Information, Mr. Klimpl will respond only that he does not want to discuss the matter. The Company agrees that all requests for references from the Company in respect of Mr. Klimpl shall be responded to by Mr. Jonas Medney or Mr. Samuel S. Gross in their capacity as officers and directors of the Company, and that any letter of reference provided by such persons shall be substantially in the form set forth as Exhibit A to this Agreement. In the absence of Mr. Medney or Mr. Gross as an officer or director of the Company, the Company and Mr. Klimpl shall mutually agree on a designated official of the Company to provide such reference letter and respond to reference inquiries in respect of Mr. Klimpl. Any public announcement of the retirement of Mr. Klimpl from the Company shall be subject to the prior written approval of Mr. Klimpl.

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     6. Mr. Klimpl and the Company agree that neither will, directly or indirectly, on his or its own or through another individual acting on his or its behalf or at his or its request or with his or its authorization and knowledge, orally or in writing or through any other medium of communication, disparage to any other person or entity the other and, in the case of the Company, any of its respective officers, directors, employees, products or services.

     7. Mr. Klimpl hereby acknowledges and agrees that all personal property and equipment furnished to Mr. Klimpl in the course of or incident to Mr. Klimpl's employment, except a laptop computer currently in Mr. Klimpl possession which the Company has agreed to allow Mr Klimpl to retain, belong exclusively to the Company and shall be returned to the Company by personal delivery to Mr. Samuel
S. Gross, Executive Vice President and Treasurer of the Company. Mr. Klimpl shall return all originals of any documents relating to that Company in his possession but may retain copies of documents which are necessary for the performance of his duties as a director of the Company.

     8. In connection with the pledge by Mr. Klimpl of 599,990 shares of Common Stock (the "Pledged Shares") to Credit Bancorp Limited ("CBL") in connection with the CBL Insured Credit Facility Agreement, dated December 17, 1998 (the "CBL Facility"), the Company shall issue to Mr. Klimpl a warrant to purchase 40,213 shares of Common Stock, which shall be exercisable for a period of five years commencing on December 29, 1999, which is the closing date of the initial loan under the CBL Facility (the "Closing Date") and terminating on the fifth anniversary of the Closing Date at an exercise price of $1.134 per share.

     9. Subject to the provisions of the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the Delaware General Corporation Law, the Company shall indemnify Mr. Klimpl for any loss, including, without limitation, any net tax liability incurred as a result of the sale of the Pledged Shares (as defined below) by CBL, in connection with the pledge by Mr. Klimpl of 599,990 shares of Common Stock (the "Pledged Shares") to CBL in connection with the CBL Facility. The Company may satisfy its obligation to indemnify Mr. Klimpl for the loss of the Pledged Shares, by issuing Mr. Klimpl the number of

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shares of Common Stock equal to the number of Pledged Shares lost by Mr. Klimpl
(the "Replacement Shares"). In addition, at the request of Mr. Klimpl, or his heirs, executors, administrators or legal representatives, the Company agrees to use its best efforts to register the offer and sale of any Replacements Shares pursuant to the Securities Act of 1933, as amended.

     10. With respect to the loan outstanding under the CBL Facility which is collateralized in part by the Pledged Shares (the "CBL Loan"), the Company further agrees that:

          (i) It will use its best efforts to repay the CBL Loan or the portions thereof related to the Pledged Shares, on the earliest possible date that the Board of Directors of the Company determines that sufficient funds, which are not contractually restricted, are available for repayment of the CBL Loan.

          (ii) If the CBL Loan or the portion thereof related to the Pledged Shares is repaid prior to the December 30, 1999 termination of the CBL Facility, it will use its best efforts to have the Pledged Shares returned to Mr. Klimpl as soon as practicable after such termination. In any event, it will return the Pledged Shares to Mr. Klimpl as soon as practicable after the December 30, 1999 termination of the CBL facility.

         (iii) It shall promptly remit to Mr. Klimpl his pro rata share of all dividends received from CBL or its trustee pursuant to the terms of the CBL Facility.

          (iv) It shall use its best efforts to cause CBL to divide the CBL Loan into two separate loans one of which will represent the portion of the CBL Loan which is collateralized by the Pledged Shares.

     11. In the event that Mr. Klimpl determines it is in his best interest to repay the portion of the CBL Loan collateralized by the Pledged Shares, the amounts repaid shall be considered a loan to the Company on the same terms as the CBL Loan including an interest rate

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of LIBOR plus 1% and a maturity date of December 29, 1999. The Company shall use its best efforts to repay the amounts loaned to it by Mr. Klimpl pursuant to this paragraph 11 on the earliest possible date that the Board of Directors of the Company determines that sufficient funds, which are not contractually restricted, are available to repay such amounts.

     12. Mr. Klimpl accepts the payments and benefits provided to him under this Agreement in full payment and satisfaction of all of his claims, rights and interests as against the Company. In consideration for the payments and benefits provided for by this Agreement, Mr. Klimpl hereby releases and forever discharges the Company, and its officers, directors, employees, representatives and agents, from all claims and liabilities of any nature that he now has, ever has had or will ever have based on, by reason of or arising out of any event, occurrence, action, inaction, transaction or thing of any kind or nature occurring prior to or on the effective date of this Agreement ("Claims"). Without limiting the generality of the above, Mr. Klimpl specifically releases and discharges any and all Claims at common law, in contract (including but not limited to under the Employment Contract), tort, or pursuant to statute, including but not limited to any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, and the New York Labor Law, and all similar laws, rules and regulations under New York law or any other state the Company does business in, and all applicable amendments, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of sex, age, alienage, race, color, creed, sex, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Notwithstanding anything contained in this paragraph 12 to the contrary, Mr. Klimpl shall be entitled to the rights and benefits provided in paragraph 4 of this Agreement

     13. Mr. Klimpl represents and warrants that he has not heretofore assigned or transferred, or purported to have assigned or transferred to any entity or person, any Claims or cause of action released in paragraph 12, or any amount of money related thereto.

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     14. Pursuant to the Older Workers Benefit Protection Act and the Age
Discrimination in Employment Act, the Company hereby advises Mr. Klimpl that he should consult an attorney regarding this Agreement, that he is entitled to twenty-one (21) days from the date of his receipt of this Agreement to consider it and that he may have seven (7) days from the date he signs this Agreement to revoke it. At the conclusion of that seven (7) day period, this Agreement will become final and Mr. Klimpl's right to revoke this Agreement will have expired.

     15. Mr. Klimpl and the Company each acknowledge that they are entering into this Agreement knowingly and voluntarily and with the advice of counsel.

     16. This Agreement may not be amended or canceled, nor may any of its provisions be waived, except in a suitable writing signed by the parties.

     17. Except as expressly provided otherwise herein, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement shall be exclusively and finally settled by arbitration. The arbitration proceeding shall be held in New York County and shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as amended from time to time.

     A single arbitrator shall be appointed by mutual agreement of the parties. If the parties cannot reach agreement on an arbitrator within forty-five (45) days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the AAA, who shall appoint an independent arbitrator who does not have any financial or conflicting interest in the dispute, controversy or claim.

     The decision of the arbitrators shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the AAA (if any) shall be divided equally among the parties to the arbitration.

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     18. This Agreement constitutes the entire agreement between the Company and
Mr. Klimpl concerning its subject matter, supersedes any and all prior oral or written agreements or understandings between those parties regarding the same subject matter, including but not limited to the Employment Contract and may not be modified except by the written consent of the affected parties.

     19. This Agreement shall be binding upon all of Mr. Klimpl's and the Company's heirs, executors, administrators, legal representatives, successors and assigns, as applicable.

     20. Each of the parties hereto, without further consideration, hereby covenants and agrees to execute such documents, and to take such further action, as may be necessary to further the purposes of this Agreement and to otherwise act in good faith and deal fairly hereunder.

     21. In the event that any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of this Agreement as a whole.


                                   /s/ Fred E. Klimpl
                                   ------------------
                                   Fred E. Klimpl


                                   COMPOSITECH  LTD.


                               By: /s/ Samuel S. Gross
                                   -------------------
                                   Name: Samuel S. Gross
                                   Title: ExecutiveVice President, Secretary and
                                            Treasurer